[Letterhead of Sutherland Asbill & Brennan, LLP]

April 27, 2007

VIA EDGAR

American Equity Investment Life Insurance Company

5000 Westown Parkway, Suite #440

West Des Moines, IA 50266

Re:	American Equity Life Annuity Account

(File No. 333-46593)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 13 to the Registration Statement on Form N-4 for American Equity Life Annuity Account (File No. 333-46593). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND, ASBILL & BRENNAN LLP

/s/ Stephen E. Roth
Stephen E. Roth